EXHIBIT 5.1

MORGAN BEAUMONT, INC

ADDENDUM TO

EMPLOYMENT AGREEMENT

THIS ADDENDUM is made the 1st day of July, 2006, by and between Morgan Beaumont, Inc (the "Company") and Erik Jensen (the "Executive"). Company and Executive may be referred to collectively in the Addendum as the "Parties".

Whereas, Company and Executive entered into an Employment Agreement dated October 1st 2004, as amended by Employment Agreement dated October 1st, 2005 (the " Employment Agreement"); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

Employment Agreement. Executive's Employment Agreement shall be amended to begin October 1st 2006 and be effective for a two year period from said date and ending September 30th 2008.

Base Salary. Executive's base annual salary will be $185,000, effective October 1st 2006 to paid in accordance with the Company's normal payroll practices with such payroll deductions and withholdings as are required by law.

Bonus. The percentage to be payable under the specific terms stated of the bonus shall be increased to 1.5% with all other conditions to qualify for the bonus payment to remain unchanged and in effect in accordance with the Employment Agreement.

Stock Options. On the Commencement Date, the Compensation Committee of the Board of Directors shall grant Executive an additional 750,000 Options. The strike price for these Options shall be June 16th 2006 at thirty five cents (.35) and these additional Options will vest 375,000 October 1 2006 and 375,000 October 1, 2007.

Other Benefits. Executive will be eligible to receive

(a) four weeks vacation, accrual of which will being October 1st 2006.

and

(b) car allowance of $600.00 per month effective October 1st 2006.

All Other Terms and Conditions to remain in effect as stated in the Employment Agreement Dated October 1st 2004, as amended by Employment Agreement dated October 1st, 2005 as signed and executed by the Parties.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the dates shown below, but effective as of October 1st, 2006.

MORGAN BEAUMONT, INC.		EXECUTIVE
Name:	Clifford Wildes	Name:	Erik Jensen
Signed:	/s/ Clifford Wildes	Signed:	/s/ Erik Jensen
Dated:	July 1, 2006	Dated:	July 1, 2006